HARRY WEINBERG FAMILY FOUNDATION, INC.
                     Associated Krieger Building
                     101 West Mount Royal Avenue
                      Baltimore, Maryland 21201
                           301-727-4828

April 30, 1996


Mary Cameron Sanford
Chairman of the Board
Maui Land & Pineapple Company, Inc.
120 Kane Street, PO Box 187
Kahului, Maui, Hawaii  96732-0187

Dear Mrs. Sanford:

We write to confirm our mutual agreements set forth in your letter of April 29, 1996.

Let me say that we, too, enjoyed the opportunity to meet with you and Richard, as well as Gary Gifford and Paul Meyer, last Friday in Honolulu. We appreciated very much your hospitality and believe the meetings were constructive, and establish a framework for a beneficial dialogue and relationship with respect to the affairs of Maui Land & Pineapple Company, Inc.

Unfortunately, Mr. Himmelrich and I do not believe we will be able to manage to attend the annual meeting on May 3. However, we would both like to visit soon thereafter and we would suggest July 9-12 as possible dates for your consideration. I will call you to confirm.

As we now will be unable to attend the May 3 annual meeting in person, we are pleased to enclose our proxy for voting at the meeting.

Again, many thanks for your hospitality last Friday, and we look forward to working together.

Sincerely yours,

/S/ DARRELL D. FRIEDMAN

Darrell D. Friedman
President

DDF:mvk